SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
[ ]  Definitive Proxy Statement                Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to
     Section 240.14a-12.


                                   AETNA INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

================================================================================

                                   AETNA INC.
                       2000 Special Shareholders Meeting
                             Shareholder Fact Sheet

The following are answers to frequently asked questions regarding the sale of Aetna Financial Services and Aetna International to ING, and the spin-off of Aetna's health business.

1.   How exactly will these transactions happen?

     The transactions will happen simultaneously in approximately the following manner:

|X|  Aetna U.S. Healthcare is spun off to shareholders of Aetna Inc. stock.
|X| The parent company (now called Aetna Inc.) will merge with a subsidiary of ING.
|X| Shareholders will receive one share in the new spun-off health company and approximately $35 in cash from ING in exchange for each share of Aetna stock held at the time of closing.

2.   Who is an eligible shareholder?

     Shareholders who own stock as of the record date of the transaction, which is currently expected to be sometime in December. The exact date will be announced shortly.

3.   When will shareholders receive the proceeds from ING?

     Shortly after the record date of the transaction, upon completion of all applicable paperwork. Transmittal letters will be sent to all shareholders explaining the process.

4.   What are the total proceeds from the sale?

     The cash to shareholders from ING is expected to be approximately $35 per share. Shareholders also will receive a share of the new health company. The total value of the ING deal is approximately $7.7 billion, including ING's assumption of approximately $2.7 billion in debt.

5.   Will any of the proceeds be used for debt reduction or a share repurchase?

     No. All cash will go directly to shareholders.

================================================================================

6.   What will a share in the new health company be worth?

     That will depend on what it will trade for in the market.

7. Will shareholders be taxed on the health company stock? On the cash distribution?

     The transaction is considered taxable to shareholders for U.S. federal income tax purposes. In order for shareholders to determine their U.S. federal income tax liability, shareholders will compare the cash they receive plus the value of the new share on the transaction date to the cost they paid for each old share. The difference would result in the recognition of a taxable gain or loss, which may be long-term capital gains or losses, depending on how long the old shares have been owned by the shareholder.

8. Will I receive an IRS form after the close of the transaction to help me complete my tax return?

     You will receive a letter from Aetna explaining the taxability of the new Aetna Inc. shares you will receive from the transaction and a Form 1099B from our Exchange Agent showing the cash proceeds you received from the transaction. Both of these items should be provided to your tax adviser for completion of your tax return.

9.   What is the tax impact on Aetna?

     Aetna expects to pay minimal corporate tax due to the transaction.

10.  Should I send in my share certificates?

     No. A letter of transmittal for use in surrendering your share certificates and obtaining payment for the shares will be sent to you promptly after the transaction is completed.

11.  What if my shares are held by my broker?

     Your broker will automatically credit to your account the cash proceeds from the sale and the shares in the new health company to which you are entitled.

          ***********************************************************

Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business, the adequacy of pricing levels, the potential of certain other actions being taken to address the performance of the Prudential HealthCare business, the evaluation of Aetna's commercial health markets, the restructuring of Aetna's health product portfolio, Aetna's plans to improve its relationships with providers, Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business, and Aetna's expectations relating to exiting certain Medicare markets effective 2001. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results of Aetna's businesses and other future events to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the availability of appropriately qualified personnel to implement our new utilization review policies; the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the adequacy of certain contractual economic projections in the acquisition, the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size and product mix of membership in key health markets; and the outcome of litigation and other regulatory matters, including numerous purported health care class actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.